Exhibit 10.33

Equity transfer agreement

Transferor: Wanrun Enterprise development (Shenzhen) Co., Ltd. (hereinafter referred to as Party A)

Unified credit Code:

Transferee: Chen Xiaoxuan (hereinafter referred to as Party B)

ID card No.:

Shenzhen Zhongdemei Chuangke Management Co., Ltd. (hereinafter referred to as the company) was established on February 10, 2014, with a registered capital of 10 million yuan. Party A has subscribed 4 million yuan, accounting for 40% of the equity. Party A is willing to transfer 20% of the equity of the company to Party B. Now Party A and Party B have reached an agreement on the transfer of equity as follows:

1. Price, term and method of equity transfer:

(1). Party A holds 40% of the company’s equity. According to the Articles of Association, Party A has subscribed 4 million yuan of capital contribution. Now Party A transfers 20% of its equity to Party B in the amount of 100 yuan.

(2). Party B shall, within 7 days from the effective date of this agreement, pay in the currency and amount specified in Provision 1 (1) Party A in cash.

2. Party A guarantees that it has a full and effective right to dispose of the equity transferred to Party B, and guarantees that the equity does not have a pledge and exempt from recourse by a third party. Otherwise, Party A shall bear all economic and legal responsibilities arising from the pledge and recourse.

3. Share of the company’s profit and loss (including creditor’s rights and debts):

After this agreement comes into effect, Party B shall share the profits, risks and losses in proportion to the equity.

4. Liability for breach of contract:

If Party B fails to pay the equity price on schedule, it shall pay 5% of the total price of the overdue part for each day overdue. In case of any economic loss caused to Party A due to breach of contract, the part that cannot be compensated by the liquidated damages shall also be compensated additional payment.

5. Dispute resolution:

In case of any dispute arising from the performance of this agreement, Party A and Party B shall make a decision through friendly negotiation. If the negotiation fails, Party B shall submit to the civil court prosecution.

6. Change or cancellation of agreement:

In case of any of the following circumstances, this agreement may be amended or terminated, and the amendment or termination agreement shall come into effect after being signed by both parties.

(1). The agreement cannot be performed due to force majeure.

(2). In case of any change in the situation, both parties shall agree through negotiation.

7. Related expenses:

In the process of transfer, the expenses incurred in connection with the transfer shall be borne by both parties.

8. Effective conditions:

This agreement shall come into effect on the date of signing by both parties.

9. This agreement is made in quadruplicate, one for each party, one for the company and the other for relevant departments.

Transferor: Wanrun Enterprise development (Shenzhen) Co., Ltd.

Company’s Seal

Transferee:	/s/ Xiaoxuan Chen
Xiaoxuan Chen

Date: February 24, 2019